Exhibit 23.3

August 7, 2013	Cardno MM&A

5480 Swanton Drive Lexington, KY 40509
The Board of Directors James River Coal Company	Phone +1 859 263 2855
Fax +1 859 263 2839 www.cardno.com

www.cardnomma.com

Gentlemen:

Cardno MM&A (Marshall Miller & Associates, Inc. dba Cardno MM&A) hereby consents to the incorporation by reference in this Registration Statement on Form S-3 (Registration No. 333-189137) of the information contained in our reports for (i) James River Coal Company (“James River”), dated July 22, 2004, (ii) for Triad Mining, Inc. and subsidiary (collectively, “Triad”), dated April 29, 2005 and April 11, 2006, and (iii) for the reserves acquired in the acquisition of International Resource Partners (“IRP”), dated February 17, 2011 and revised February 13, 2012, setting forth the estimates of James River’s (as of March 31, 2004), Triad’s (as of February 1, 2005 and April 11, 2006), and IRP’s (as of December 31, 2010) coal reserves, and to the references to our firm under the heading “Experts” in the Registration Statements.

Cardno MM&A is pleased to provide this requested information and should James River need any further assistance in this matter please do not hesitate to contact me.

Sincerely,

John E. Feddock, P.E.

Senior Vice President

for Cardno MM&A

Direct Line +1 859 280 7060

Email: john.feddock@cardno.com

cc:     Peter Taylor

File:   James River Coal Company

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